                                                                     EXHIBIT 2.1


                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER



                                  By and Among

                           SMARTALK TELESERVICES, INC
                            a California corporation,

                         SMARTALK ACQUISITION CORP. IV,
                             a Delaware corporation

                                       and

                             WORLDWIDE DIRECT, INC.,
                             a Delaware corporation








                                  June 10, 1998

                                TABLE OF CONTENTS


RECITALS................................................................................1


ARTICLE 1  THE MERGER...................................................................1

      1.1.        The Merger............................................................1
      1.2.        Certificate of Incorporation and Bylaws...............................2
      1.3.        Directors and Officers................................................2

ARTICLE 2  THE CLOSING..................................................................2

      2.1.        Closing...............................................................2
      2.2.        Documents to be Delivered.............................................2
      2.3.        Further Acts and Assurances...........................................2

ARTICLE 3  CONVERSION OF SHARES.........................................................3

      3.1.        Conversion of Company Shares..........................................3
      3.2.        Conversion of Company Warrants........................................4
      3.3.        Exchange of Certificates..............................................4
      3.4.        Acquiror Capital Stock................................................6
      3.5.        Registration..........................................................6

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................6

      4.1.        Corporate Organization and Disclosure.................................6
      4.2.        Capitalization........................................................7
      4.3.        Subsidiaries, Equity Investments and Joint Ventures...................7
      4.4.        Authority.............................................................7
      4.5.        Compliance with Laws..................................................8
      4.6.        Consents..............................................................8
      4.7.        Licenses..............................................................8
      4.8.        Financial Statements..................................................8
      4.9.        Accounts Receivable...................................................9
      4.10.       Absence of Undisclosed Liabilities....................................9
      4.11.       Absence of Certain Changes............................................9
      4.12.       Legal Proceedings, etc...............................................10
      4.13.       Properties; Title to Assets..........................................11
      4.14.       Inventory............................................................11
      4.15.       Distributions........................................................11
      4.16.       Employee Benefit Plans...............................................11
      4.17.       Taxes and Tax Returns................................................13
      4.18.       Agreements and Commitments...........................................16
      4.19.       Proprietary Rights...................................................17
      4.20.       Change in Control Payments...........................................18
      4.21.       Customer Relationships...............................................18

      4.22.       Interests in Clients, Customers, Etc.................................18
      4.23.       Brokers and Finders..................................................18
      4.24.       Transferability of SmarTalk Common Stock.............................19
      4.25.       No Representations or Warranties.....................................19
      4.26.       No Representations or Warranties.....................................19
      4.27.       Pooling..............................................................19

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF SMARTALK AND ACQUIROR.....................20

      5.1.        Organization of SmarTalk and Acquiror................................20
      5.2.        Authority............................................................20
      5.3.        Capitalization.......................................................21
      5.4.        Commission Reports and Financial Statements..........................21
      5.5.        SmarTalk Common Stock................................................21
      5.6.        Brokers and Finders..................................................22
      5.7.        Operations of Acquiror...............................................22

ARTICLE 6  COVENANTS...................................................................22

      6.1.        Assets Complete......................................................22
      6.2.        Fees and Expenses....................................................22
      6.3.        Pooling..............................................................22
      6.4.        Affiliate Letters....................................................22
      6.5.        Transition...........................................................22
      6.6.        Indemnification of Directors and Officers............................23

ARTICLE 7  CONDITIONS TO THE OBLIGATIONS OF SMARTALK...................................23

      7.1.        Representations and Warranties True..................................24
      7.2.        Performance of Obligations...........................................24
      7.3.        Consents.............................................................24
      7.4.        Absence of Litigation, etc...........................................24
      7.5.        Adverse Changes......................................................24
      7.6.        Termination of Employee Contracts....................................24
      7.7.        Proceedings and Documents Satisfactory...............................24
      7.8.        Delivery of Certain Documents........................................25
      7.9.        FIRPTA Certificate...................................................25
      7.10.       No Payment Outside of Ordinary Course................................25
      7.11.       No Appraisal Rights..................................................25
      7.12.       Non-Competition Agreement............................................25
      7.13.       Nasdaq...............................................................25
      7.14.       Resignations.........................................................25
      7.15.       Regulatory Matters...................................................25
      8.1.        Representations and Warranties True..................................26
      8.2.        Performance of Obligations...........................................26
      8.3.        Consents.............................................................26
      8.4.        Absence of Litigation, etc...........................................26

      8.5.        Adverse Changes......................................................26
      8.6.        Nasdaq...............................................................26
      8.7.        Registration Rights Agreement........................................27
      8.8.        Publication of Financial Statements..................................27
      8.9         Proceedings and Documents Satisfactory...............................27
      8.10        Regulatory Matters...................................................27

ARTICLE 9  CERTAIN ACTIVITIES AT CLOSING...............................................27

      9.1.        Delivery by the Company..............................................27
      9.2.        Delivery by SmarTalk.................................................28

ARTICLE 10  MISCELLANEOUS..............................................................28

      10.1.       Expenses.............................................................28
      10.2.       Schedules............................................................28
      10.3.       Headings.............................................................29
      10.4.       Notices..............................................................29
      10.5.       Assignment...........................................................30
      10.6.       Complete Agreement...................................................30
      10.7.       Modifications, Amendments and Waivers................................30
      10.8.       Counterparts.........................................................30
      10.9.       Governing Law........................................................30
      10.10.      Press Releases.......................................................30
      10.11.      Time of Essence......................................................30
      10.12.      Invalidity of Any Provisions.........................................30
      10.13.      Third Parties........................................................31
      10.14.      Interpretation.......................................................31
      10.15.      Gender, etc..........................................................31

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER



         THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of June 10, 1998 (the "Agreement"), is by and among SmarTalk TeleServices, Inc., a California corporation ("SmarTalk"), SMTK Acquisition Corp. IV, a Delaware corporation and a wholly-owned subsidiary of SmarTalk ("Acquiror"), and Worldwide Direct, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, the Boards of Directors of SmarTalk, Acquiror and the Company each have approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate the reorganization and merger provided for herein, pursuant to which Acquiror shall merge with and into the Company (the "Merger") in accordance with the terms of this Agreement, and accordingly have agreed to effect the Merger upon the terms and subject to the conditions set forth herein;

         WHEREAS, Acquiror is a wholly-owned subsidiary of SmarTalk and has been formed solely to facilitate the Merger and has conducted and will conduct no business or activity other than in connection with the Merger;

         WHEREAS, it is the intention of the parties hereto that the Merger: (i) for federal income tax purposes shall qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and (ii) for accounting purposes shall qualify as a "pooling of interests";

         WHEREAS, SmarTalk, Acquiror and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, promises, covenants and agreements contained herein, and for other good and valuable consideration had and received, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties to this Agreement hereby covenant and agree as follows:

                                    ARTICLE 1

                                   THE MERGER

         1.1. The Merger. The Merger shall become effective (the "Effective Time") upon the filing of a certificate of merger with the Delaware Secretary of State in accordance with the provisions of the Delaware General Corporation Law (the "Corporation Law"). At the Effective Time, Acquiror shall be merged with and into the Company with the Company being the surviving corporation (the "Surviving Corporation"), pursuant to the provisions of, and with the effect provided in, the Corporation Law. The separate corporate existence of Acquiror shall thereupon cease.

         1.2. Certificate of Incorporation and Bylaws. (a) The Certificate of Incorporation of Acquiror as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time.

                  (b) The Bylaws of Acquiror as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately after the Effective Time.

         1.3. Directors and Officers. (a) The directors of Acquiror immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                  (b) Except as otherwise provided in an Ancillary Agreement (as defined), the officers of Acquiror immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time until their successors are duly appointed or elected in accordance with applicable law. As used herein, "Ancillary Agreements" shall mean the following agreements: the Registration Rights Agreement (as defined) and the Employment Agreements relating to Victor Grillo, Jr., Lloyd Lapidus, Brad Zenner and Cheryl Green.

                                    ARTICLE 2

                                   THE CLOSING

         2.1. Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place immediately following the execution of this Agreement and following satisfaction or waiver of the conditions set forth in Articles 7 and 8 hereof, or as soon as practicable thereafter (the "Closing Date"), at the offices of Dewey Ballantine LLP, 333 South Hope Street, Los Angeles, California 90071, or at such other time or place as agreed among the parties hereto. At the Closing there shall be delivered to SmarTalk and the Company the opinions, certificates and other documents and instruments required to be delivered hereunder.

         2.2. Documents to be Delivered. (a) From and after the Effective Time, each of the parties hereto hereby covenants and agrees, without the necessity of any further consideration whatsoever, to execute, acknowledge and deliver any and all other documents and instruments and take any and all such other action as may be reasonably necessary or desirable to effectuate the transactions set forth herein or contemplated hereby, and the officers and directors of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may reasonably be required to effectuate such transactions.

         2.3. Further Acts and Assurances. Each stockholder shall, at any time and from time to time and at no cost to SmarTalk or Acquiror, take any and all steps necessary to place

Acquiror in possession and operating control of the shares of common stock of the Company held by such stockholder, and will do, execute acknowledge, and deliver or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to more effectively transfer and confirm to Acquiror or to its successors or assigns, or to reduce to possession, any or all of the shares of common stock of the Company held by such stockholder and to carry out the purposes and intent of this Agreement.

                                    ARTICLE 3

                              CONVERSION OF SHARES

         3.1. Conversion of Company Shares. (a) At the Effective Time, each share of: (i) common stock, par value $0.01 per share; (ii) Series A preferred stock, par value $0.01 per share; and (iii) Series B preferred stock, par value $0.01 per share, of the Company (the "Company Shares"), which are held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist without any conversion thereof. All other classes of the Company's stock held in treasury shall also be canceled.

                  (b) At the Effective Time, SmarTalk shall issue 2,715,000 shares of common stock, no par value, of SmarTalk (the "SmarTalk Common Stock") which shall be divided among the Company's stockholders as follows: (i) each share of the Company's common stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive
22.16 shares of SmarTalk Common Stock; (ii) each share of the Company's Series A preferred stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive 22.16 shares of SmarTalk Common Stock; (iii) each share of the Company's Series B preferred stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive 22.16 shares of SmarTalk Common Stock (the SmarTalk Common Stock issued to holders of Company Shares, collectively referred to herein as the "Merger Consideration"); and (iv) each holder of the Company's warrants will receive their pro rata share of SmarTalk Common Stock as set forth in Section 3.2.

                  (c) If SmarTalk effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the Effective Time, the provisions of this Section 3.1 shall be appropriately adjusted, to preserve the proportionate interest in SmarTalk that holders of the Company's securities would otherwise be entitled to receive.

                  (d) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all Company Shares shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive, without interest, such holder's Merger Consideration for each Company Share held by such holder upon the surrender of a certificate representing such Company Shares (a "Certificate").

                  (e) No fractional shares of SmarTalk Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of SmarTalk Common Stock pursuant to this Section 3.1, cash adjustments will be paid to holders in respect of any fractional share of SmarTalk Common Stock that would otherwise be issuable. The amount of such cash adjustment shall be equal to such fractional proportion of the Merger Consideration.

         3.2. Conversion of Company Warrants. The Company's Board of Directors, acting upon the advice and recommendations of the Company's investment advisers, has resolved that the fair market value of the Company's warrants in the aggregate is equal to $1,620,365 as of June 9, 1998. Accordingly, in settlement of the warrants, at the Effective Time the holders of the Company's warrants will receive their pro rata (with respect to the other holders of the Company's warrants) share of an aggregate of 101,272.84 shares of SmarTalk Common Stock.

         3.3. Exchange of Certificates. (a) As of the Effective Time, SmarTalk shall deposit, or shall cause to be deposited, with an exchange agent mutually selected by SmarTalk and the Company (the "Exchange Agent"), for the benefit of the holders of Company Shares, for exchange in accordance with this Article 3, certificates representing the shares of SmarTalk Common Stock (the "Certificates") and cash in lieu of fractional shares (such cash and Certificates, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to this Article 3 and paid pursuant to this Section 3.3 in exchange for outstanding Company Shares.

                  (b) Promptly after the Effective Time, SmarTalk shall cause the Exchange Agent to mail to each holder of record of Company Shares immediately prior to the Effective Time: (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Company Shares shall pass, only upon delivery of the Certificates representing such Company Shares to the Exchange Agent and which shall be in such form and have such other provisions as SmarTalk may reasonably specify; and (ii) instructions for use in effecting the surrender of such Certificates in exchange for certificates representing shares of SmarTalk Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of Company Shares represented by such Certificate shall be entitled to receive in exchange therefor: (x) a certificate representing that number of whole shares of SmarTalk Common Stock; and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 3, after giving effect to any required withholding Tax (as defined herein), and the Company Shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Company Shares. In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of SmarTalk Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing such Company Shares is presented to the Exchange

Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

                  (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on SmarTalk Common Stock shall be paid with respect to any shares represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of SmarTalk Common Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of SmarTalk Common Stock and not paid, less the amount of any withholding Taxes which may be required thereon; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of SmarTalk Common Stock, less the amount of any withholding Taxes which may be required thereon.

                  (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to SmarTalk, they shall be canceled and exchanged for certificates for shares of SmarTalk Common Stock and cash in lieu of fractional shares and unpaid dividends and distributions, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 3. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until SmarTalk has received a written agreement from such person as provided in Section 6.14.

                  (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of SmarTalk Common Stock) that remains unclaimed by the former stockholders of the Company one year after the Effective Time shall be delivered to SmarTalk. Any former stockholder of the Company who has not theretofore complied with this Article 3 shall thereafter look only to SmarTalk for payment of their shares of SmarTalk Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the SmarTalk Common Stock deliverable in respect of each Company Share such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

                  (f) None of the Company, SmarTalk, Acquiror, the Exchange Agent or any other person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by SmarTalk, the posting by such person of a bond in such reasonable amount as SmarTalk may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of SmarTalk Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on shares of SmarTalk Common Stock as provided in this Section 3.3, deliverable in respect thereof pursuant to this Agreement.

         3.4. Acquiror Capital Stock. At the Effective Time, each share of common stock of the Acquiror issued and outstanding immediately prior to the Effective Time shall be converted into and shall become one share of common stock of the Surviving Corporation.

         3.5. Registration. At the Closing, each of SmarTalk and the Company's stockholders shall enter into a Registration Rights Agreement (the "Registration Rights Agreement") in substantially the form attached hereto as Exhibit B.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         The Company hereby represents and warrants to SmarTalk as follows:

         4.1. Corporate Organization and Disclosure. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction (domestic, foreign or otherwise) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Schedule 4.1(a) contains a list of all jurisdictions where the Company is qualified to do business. The Company has not received any written notice or assertion from the Secretary of State or comparable official of any jurisdiction to the effect that the Company is required to be qualified or otherwise authorized to do business therein, in which the Company has not qualified or obtained such authorization.

                  (b) Complete copies of the Certificate of Incorporation and all amendments thereto to the date hereof and the Bylaws as presently in effect of the Company have been furnished to SmarTalk. The Company is not in default in the performance, observation or fulfillment of its Certificate of Incorporation or Bylaws.

                  (c) True and complete copies of the minute books of the Company, which contain a complete and correct record in all material respects of all meetings of the Board of Directors of the Company and committees thereof and all meetings of its stockholders and all actions by written consent without a meeting by such Board of Directors and committees thereof and its stockholders since the date of incorporation, have been furnished to SmarTalk. The stock certificate books and records of the Company accurately reflect on the date hereof the ownership of the Company Shares by the persons and in the amounts set forth therein.

         4.2. Capitalization. The authorized capital stock of the Company consists solely of (i) 200,000 shares of common stock of the Company, of which 80,000 are issued and outstanding, (ii) 23,667 shares of Series A preferred stock, $0.01 par value per share, of the Company, of which 22,700 are issued and outstanding, and (iii) 20,001 shares of Series B preferred stock, $0.01 per value per share, of which 15,228 are issued and outstanding. All outstanding Company Shares have been validly issued and are fully paid, non-assessable and are not subject to any preemptive rights. The issuance and sale of all of such Company Shares have been in full compliance with all applicable federal and state securities laws. There are: (i) except as set forth on Schedule 4.2(a), no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any Company Shares or any other equity security of the Company, including any rights of conversion or exchange under any outstanding securities or other instruments; and (ii) to the Company's knowledge, no voting rights or other agreements or understandings with respect to the Company Shares.

                  (b) Except as set forth on Schedule 4.2(b), each of the Company's stockholders has good and valid title, beneficially and of record, to each such stockholder's Company Shares in the amount set forth herein, free and clear of all claims, liens, suits, proceedings, calls, proxies, charges, options, security interests and encumbrance of any kind; and, each such stockholder now has, and on the date of Closing will have, full power and authority to exchange such Company Shares for the Merger Consideration.

         4.3. Subsidiaries, Equity Investments and Joint Ventures. Except as set forth on Schedule 4.3, the Company does not own any capital stock or other equity securities of any corporation, has no direct or indirect equity or ownership interest in, by way of stock ownership or otherwise, any corporation, partnership, joint venture, association or business enterprise and is not contemplating acquiring any such interest.

         4.4. Authority. (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all requisite corporate action, and no other acts or proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by SmarTalk and Acquiror) is the legal, valid and binding obligation of the Company enforceable against the Company and certain stockholders in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights in general, or by general principles of equity.

                  (b) Except as set forth on Schedule 4.4(b), neither the execution and delivery by the Company and certain stockholders of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Company; (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any encumbrance upon any of the properties of the Company or result in being declared void, voidable, without further binding effect or subject to amendment or modification any of the terms, conditions or provision of, any note, bond, mortgage, indenture, deed of trust, any license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which the Company, or any of its respective properties may be bound or affected; (iii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any court or governmental authority, federal, state or foreign, applicable to the Company, or any of their respective properties; or (iv) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any person or entity except, in the case of clauses
(ii), (iii) and (iv) above, as could not have a Material Adverse Effect as hereinafter defined on the Company or as would not have a Material Adverse Effect on the ability of the Company to consummate the transactions contemplated hereby. As used in this Agreement, a "Material Adverse Effect" shall mean any effect or change that is, or is reasonably likely to be, materially adverse to the business, operations, assets, financial condition or results of operations.

         4.5. Compliance with Laws. The Company and all of the Company's respective officers, directors, and employees (collectively, the "Personnel") have complied in all material respects with all applicable statutes, regulations, rules, orders, ordinances, judgments, decrees, permits, franchises, licenses and other laws of the United States of America, all state, local and foreign governments and other governmental bodies, authorities, courts and agencies of any of the foregoing ("Governmental Authority") applicable to the Company. The Company has not received any notice or other communication to the effect that, or otherwise been advised that, it is not in compliance with any of such statutes, regulations and orders, ordinances, other laws or undertakings, and the Company has no reason to anticipate that any presently existing circumstances are likely to result in violations of any such regulations that would have a Material Adverse Effect on the Company.

         4.6. Consents. Except as set forth on Schedule 4.6, no consent, approval or authorization of any third party or Governmental Authority is required in connection with the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby.

         4.7. Licenses. The Company has all material consents, permits, franchises, licenses, concessions, rights, authorizations and approvals (collectively, "Licenses") of Governmental Authorities and other persons or entities required in connection with the operation of its business as now being conducted, all of which are in full force and effect, not subject to any default and no suspension or cancellation of any of which has been threatened and the suspension or cancellation of which would have a Material Adverse Effect on the Company.

         4.8. Financial Statements. Set forth on Schedule 4.8(a) are true, correct and complete copies of the audited financial statements of the Company meeting the requirements of Section 3-05 of Regulation S-X promulgated by the Securities and Exchange Commission (the "Commission") (assuming, solely for purposes of this Agreement, that the Company would be deemed to be a "significant subsidiary" under Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission) for the year ending December 31, 1997. Set forth on Schedule 4.8(b) are true, correct and complete copies of the unaudited financial statements of the Company (consisting of a balance sheet, statement of income and statement of cash flow) for the four months ended April 30, 1998. (All of the financial statements referred to above in this Section 4.8 are hereinafter collectively referred to as the "Company Financial Statements"). The Company Financial Statements have been prepared from and are in accordance with the books and records of the Company which are complete and accurate in all material respects, and the Company Financial Statements fairly present the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated (subject, in the case of any unaudited interim statements, to normal, recurring year-end audit adjustments), in each case in accordance with United States generally accepted accounting principles ("GAAP").

         4.9. Accounts Receivable. Except as set forth on Schedule 4.9, all trade and other accounts receivable of the Company are valid and bona fide obligations due to the Company and are collectible in the ordinary course of business.

         4.10. Absence of Undisclosed Liabilities. Except as set forth on
Schedule 4.10, except: (i) as and to the extent specifically reserved against (which reserves are adequate in amount) and specifically disclosed in the Company's audited balance sheet as of December 31, 1997, and in the notes to such balance sheet for the period then ended; (ii) liabilities and obligations which have been incurred since December 31, 1997, in the ordinary course of business consistent with past practice as a result of arm's length negotiations, which liabilities and obligations, individually or in the aggregate, could not have a Material Adverse Effect on the Company; and (iii) liabilities and obligations specifically disclosed on Schedule 4.8(a) or Schedule 4.8(b), the Company has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) of a type and amount required to be reflected on a balance sheet prepared in accordance with GAAP.

         4.11. Absence of Certain Changes. Except as set forth on Schedule 4.11, other than recurring losses from operations (which losses are continuing), since December 31, 1997 there has not been any change in or effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of the Company that had a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, since December 31, 1997, there has not been, occurred or arisen with respect to the Company any: (a) amendment of its Certificate of Incorporation or Bylaws; (b) change in the number of shares of capital stock issued and outstanding or issuance of any warrants, options or other securities convertible or exercisable into shares of capital stock other than the issuance of Series B Preferred Stock as indicated herein and in the Disclosure Schedule; (c) declaration, setting aside, payment or distribution with respect to, or any split, combination or reclassification of, shares of capital stock declared or made by the Company or any subsidiary (other than dividends payable to the classes of Preferred Stock); (d) increase in the compensation or severance pay payable or to become payable by the Company to any Personnel earning annual compensation of $60,000 or more, or any increase of general applicability in the compensation or severance pay payable to Personnel, or employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company for any present or former Personnel (except as may be required by applicable law); (e) significant labor trouble or any material controversy or unsettled grievance pending or threatened between the Company and any Personnel or a collective bargaining organization representing or seeking to represent Personnel, in each case if the amount involved could exceed $60,000; (f) encumbrance of any asset, tangible or intangible; (g) transfer, lease, guarantee, mortgage, pledge, disposal, sale, assignment or transfer of any material asset, tangible or intangible, or any conducting of business, in each case, other than in the ordinary course of business consistent with past practice; (h) settlement or compromise of any material claims or litigation or waiver, release or assignment of any material rights with respect to the business of the Company whether or not in the ordinary course of business; (i) cancellation, termination or entering into of, or material modification to, any Contract (as defined in Section 4.18); (j) material liability or loss incurred with respect to any of the assets or the operations of the business of the Company, except liabilities incurred in the ordinary course of business consistent with past practice; (k) any capital expenditure or authorization of any capital expenditure, acquisition of assets or execution of any lease, or any incurring of liability therefor, requiring any payment or payments in excess of $50,000 in the aggregate; (l) borrowing or lending of money, issuing of debt securities or pledging the credit of the business of the Company or guaranteeing of any indebtedness of others by the Company; (m) loss of service of any Personnel that is or are material, individually or in the aggregate, to the conduct of the business of the Company; (n) change in accounting practice of the Company, except as required by GAAP; (o) material cancellations by any supplier, customer or contractor; (p) any action of the type contemplated by Section 6.3(j) hereof; or (q) any agreement, arrangement or understanding to do any of the foregoing. The Company hereby represents and warrants that except as set forth on Schedule 4.11, since December 31, 1997, the Company has not made any payments on Company Indebtedness (as defined herein) to any stockholders or any of their affiliates. As used herein, "Company Indebtedness" shall mean: (i) all indebtedness of the Company, whether or not contingent, for borrowed money; (ii) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company; (iv) all obligations of the Company as lessee under leases that have been or should be, in accordance with GAAP (as defined herein), recorded as capital leases; (v) all obligations, contingent or otherwise, of the Company under acceptance, letter of credit or similar facilities; and (vi) all Indebtedness of others referred to in clauses
(i) through (v) above guaranteed directly or indirectly in any manner by the Company.

         4.12. Legal Proceedings, etc. There is neither: (a) any civil, criminal, arbitral or administrative action, suit, claim, hearing, investigation or proceeding pending or threatened against, relating to or affecting: (i) the Company; (ii) Personnel in reference to actions taken by them in such capacities; or (iii) the transactions contemplated by this Agreement; nor (b) any valid basis known to the Company for any such litigation, proceeding or investigation, which, with respect to either clause (a) or (b) above, if adversely determined could have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby. There are no judgments, decrees, injunctions, rules or orders of any court or governmental department or agency outstanding against the Company.

         4.13. Properties; Title to Assets. (a) A list of all leases and subleases of real property to which the Company is a party and all of the Company's other leased interests in real property is set forth on Schedule 4.13 hereto.

                  (b) Except as set forth on Schedule 4.13, the Company has good and marketable title, free and clear of all liens and other encumbrances, to all of its Assets (as hereinafter defined). The Assets of the Company include all Assets required to operate the businesses of the Company as presently conducted. All tangible properties used in the businesses of the Company are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with the Company's past practices. As used in this Agreement, "Assets" shall mean all of the assets, properties, business and rights of the Company of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in the Company's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of the Company, and whether or not owned in the name of the Company or any affiliate of the Company wherever located.

         4.14. Inventory. The Company's inventory is of a quality and quantity useable and saleable in the normal and ordinary course of business.

         4.15. Distributions. Except as set forth on Schedule 4.15 and except for normal salaries and fees for services rendered, the Company has not made any distributions or payments to the Company's stockholders or any of their affiliates since May 12, 1997.

         4.16. Employee Benefit Plans. (a) A list of all Company Employee Plans (as hereinafter defined) is set forth in Schedule 4.16(a). The Company has delivered or made available to SmarTalk true and complete copies of the following documents, as they may have been amended to the date hereof, embodying or relating to Company Employee Plans: Each of the Company Employee Plans, including all amendments thereto, any related trust agreements, insurance policies or any funding agreements; the most recent determination letter from the IRS (as defined below) with respect to each of the Company Employee Plans; the actuarial evaluation, if any, for the most recent plan year prepared for each of the Company Employee Plans; and the most recent annual return/report on IRS Forms 5500, 5500-C or 5500-R for each of the Company Employee Plans for which such report was prepared.

                  (b)(i) Each of the Company Employee Plans has been administered in substantial compliance with any applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code. There is no material pending or, to the knowledge of the Company, threatened litigation relating to the Company Employee Plans.

                          (ii) Each of the Company Employee Plans for which the
Company has claimed a deduction under Code Section 404, as if such Company Employee Plan were qualified under Code Section 401(a), has received a favorable determination letter from the IRS as to the tax qualification of such Company Employee Plan with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and to the knowledge of the Company such favorable determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment to, or failure to amend, such Company Employee Plan.

                          (iii) Neither the Company nor any other "disqualified
person" or "party in interest" (as defined in Code Section 4975 and Section 3(14) of ERISA, respectively) with respect to an Company Employee Plan has engaged in any "prohibited transaction" (as defined in Code Section 4975 or Sections 406 or 407 of ERISA) that could reasonably be expected to subject the Company to any material tax, penalty or liability under Code Section 4975 or Title I of ERISA.

                          (iv) No Company Employee Plan is a "multiple employer
plan" within the meaning of Code Section 413 or a "multiemployer plan" within the meaning of Section 3(37) of ERISA and the Company has not contributed to a multiemployer plan at any time on or after September 26, 1980.

                          (v) No liability under Subtitle C or D of Title IV of
ERISA has been or is expected to be incurred by the Company that has not been satisfied with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a) (15) of ERISA, currently or formerly maintained by either of them, or the single-employer plan maintained by any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") during the period of such affiliation, other than with respect to PBGC premiums substantially all of which have been paid when due. No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Employee Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

                          (vi) All contributions required to be made under the
terms of any Company Employee Plan have been timely made or have been reflected on the balance sheets or statements of condition contained or incorporated by reference in the reports of the Company, to the extent required by GAAP. Neither any Company Employee Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. The Company has not provided, nor is required to provide, security to any Company Employee Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                          (vii) Under each Company Employee Plan which is a
single-employer plan (as defined above), as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

                          (viii) Continuation health care coverage requirements
and notice requirements under Code Section 4980B and Sections 601 through 608 of ERISA have been satisfied in all material respects with respect to all current or prior employees of the Company and any "qualified beneficiary" of any such employees (within the meaning of Code Section 4980B(g)).

                          (ix) No Company Employee Plan provides for retiree
medical benefits.

                          (x) Except as is specifically contemplated by this
Agreement, the consummation of the transactions contemplated by this Agreement will not: (x) entitle any Employees of the Company to severance pay; (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to Company Employee Plans; or (z) result in any breach or violation of, or a default under, any of the Company Employee Plans.

                  (c) For purposes hereof, the term "Company Employee Plan" means any "employee benefit plan" (as defined in Section 3(3) of ERISA) as well as any other written or formal plan or contract involving direct or indirect compensation under which the Company has any present or future obligations or liability on behalf of its employees or former employees or their dependents or beneficiaries, including, but not limited to, each retirement, employee stock ownership, cash or deferred, each other deferred or incentive compensation, bonus, stock options, employee stock purchase, "phantom" stock or stock appreciation rights plan, each other program providing payment or reimbursement for or of medical, dental or visual care, counseling, or vacation, sick, disability or severance pay and each other "fringe benefit" plan or arrangement.

                  (d) The names and current annual rates of compensation of all Personnel whose current aggregate annual rates of compensation are $60,000 or more, together with a summary (containing estimates to the extent necessary) of existing bonuses, additional incentive compensation (whether current or deferred), if any, paid or payable to such persons as of the date hereof are set forth on Schedule 4.16(d).

         4.17.    Taxes and Tax Returns.  (a)  Definitions:

                  "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

                  "Interim Period" means, with respect to any Taxable Period that begins on or before the Closing Date and ends after the Closing Date, the portion of such period that ends on the Closing Date.

                  "IRS" means the Internal Revenue Service.

                  "Short Period" means any Taxable Period that ends on the Closing Date.

                  "Tax Benefit" means the amount of the reduction in an indemnified party's liability for Taxes realized (including recoveries of Taxes through the carryover of net operating losses) as a result of the payment or accrual of any loss, expense, or Tax.

                  "Tax Cost" means the amount of the increase in an indemnified party's liability for Taxes (including decreases in Tax refunds and credits) as a result of the payment or accrual of any loss, expense, or Tax.

                  "Taxable Period" means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period, e.g. a quarter) (including, without limitation, any Short Period or Interim Period) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

                  "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any person with respect to the liability for, or sharing of, Taxes (including pursuant to Treas. Reg. ss. 1.1502-6 or comparable provisions of state, local or foreign Tax law) and including any liability for Taxes as a transferee or successor, by contract or otherwise.

                  "Tax Reserve" shall have the meaning set forth in Section 4.16(d).

                  "Tax Return" means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Taxing authority in connection with any Taxes (including, without limitation, estimated Taxes).

                  (b) All Tax Returns required to be filed by or with respect to the Company for all Taxable Periods ending on or before the date hereof have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable law, (ii) are true, correct, and complete in all respects, and
(iii) reflect the liability for Taxes of the Company. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made against the Company with respect to such Tax Returns, have been paid when due. No adjustment relating to any such Tax Return has been proposed or threatened formally or informally by any Taxing authority and no basis exists for any such adjustment.

                  (c) True and complete copies of the federal, state and local income Tax Returns of the Company for the year ended December 31, 1997 (and such other Tax Returns as SmarTalk may request) have been provided to SmarTalk prior to the date hereof. Except as set forth on Schedule 4.17(c), since the date of the most recent Company Financial Statement, the

Company has not incurred any liability for Taxes that would result in a material decrease in the net worth of the Company, other than the accrual of taxes in the ordinary course of business.

                  (d) The Company has paid, or caused to be paid, all Taxes due on or before the date hereof, whether or not shown (or required to be shown) on a Tax Return, and has provided a sufficient reserve for the payment of all Taxes not yet due and payable (the "Tax Reserve") on the Company Financial Statements; and such Taxes paid or provided for include those for which the Company may be liable in its own right, or as the transferee of the assets of, or as successor to, any other corporation, association, partnership, joint venture, or other entity. Schedule 4.17(d) lists each Tax accrued (and the amount thereof) in the Tax Reserve set forth on the Company Financial Statements for the Taxable Period ended December 31, 1997. There are no Taxes that would be due if asserted by a Taxing authority, except with respect to which the Company is maintaining adequate reserves.

                  (e) The Company has complied (and until the date of Closing will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required. The Company has undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes.

                  (f) Except as set forth on Schedule 4.17(f), none of the Tax Returns of the Company has been or is currently being examined by the IRS or relevant state, local or foreign Taxing authorities. No state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to periods (or portions thereof) which have not been audited by the IRS or other Taxing authority. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending, nor has the Company received a revenue agent's report asserting a tax deficiency. There are no threatened actions, suits, proceedings, investigations or claims relating to or asserted for Taxes of the Company and there is no basis for any such claim.

                  (g) No material claim has ever been made by any Taxing authority with respect to the Company in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of the Company. The Company has not entered into a closing agreement pursuant to
Section 7121 of the Code.

                  (h) Except as set forth on Schedule 4.17(h), no extension of time with respect to any date on which a Tax Return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes. The Company has not granted a power of attorney to any person with respect to any Taxable Period.

                  (i) The Company is not and has never been a member of (i) an affiliated group of corporations (within the meaning of Section 1504 of the Code) or (ii) any affiliated, combined, consolidated, unitary, or similar group for state or local Tax purposes.

                  (j) Except as set forth on Schedule 4.17(j), there are no outstanding options, warrants, securities convertible into stock, or other contractual obligations that might be treated for federal income tax purposes as stock or another equity interest in the Company other than the Company Shares.

                  (k) The Company has not agreed and is not required to include in income any material adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting, method or otherwise. All material amounts required to be collected or withheld by the Company have been collected and withheld by the Company and any such amounts that are required to be remitted to any Taxing authority have been duly remitted. The Company has not disposed of any material property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code.

                  (l) The Company is not a party to any agreement relating to allocating or sharing the payment of, or liability for, Taxes with respect to any Taxable Period.

                  (m) The amount of net operating loss carryovers for federal income tax purposes available to the Company immediately prior to the Closing Date will be at least as set forth in the Company's Audited Financial Statements.

                  (n) The Company is not a party to any contract, agreement, plan or arrangement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby, could give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

                  (o) The Company is not a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

                  (p) The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code.

                  (q) The Company has made (or there has been made on its behalf) all required current estimated Tax payments sufficient to avoid any underpayment penalties.

         4.18. Agreements and Commitments. (a) Schedule 4.18(a) contains an accurate list of all commitments, contracts, leases and agreements to which the Company is a party or by which it is bound which involves a commitment or obligation in excess of $75,000 in the aggregate for each such commitment, contract, lease or agreement or is otherwise material to the business of the Company or any subsidiary (including, without limitation, joint venture or partnership agreements, employment agreements, contracts, tenant leases, equipment leases, equipment maintenance agreements, agreements with municipalities and labor organizations, loan agreements, bonds, mortgages, liens or other security agreements, and any other agreement or undertaking, written or otherwise) (the "Contracts"). The Company has delivered true, correct and complete copies of all such Contracts to SmarTalk. Except as set forth on
Schedule 4.18(a), there are not: (i) any contracts or commitments which involve a commitment or obligation in excess of $75,000 in the aggregate for each such contract or commitment which affect the Company, the assets or the operations thereof; (ii) any patent licensing agreements or any other agreements, licenses or commitments with respect to patents, patent applications, trademarks, trade names, service marks, technical assistance, copyrights or other like terms affecting the Company (other than computer software licenses obtained in the ordinary course of business); (iii) any contracts or commitments providing for payments based in any manner on the revenues or profits of the Company; (iv) any instruments relating to indebtedness for borrowed money, including any note, bond, deed of trust, mortgage, indenture or agreement to borrow money or any agreement of guarantee or indemnification, whether written or oral, in favor of any person or entity; or (v) any other contract or commitment, whether in the ordinary course of business or not, which involves future payments, performance of services or delivery of goods or materials, to or by the Company of any amount or value in excess of $75,000 in the aggregate for each such contract or commitment.

                  (b) Schedule 4.18(b) sets forth all contracts or commitments which limit the freedom of the Company to engage in any line of business or operate in any geographic area, or to compete with any person or entity.

                  (c) Except as set forth on Schedule 4.18(c), none of the Contracts requires the consent of the other parties thereto in order for it to be in full force and effect with respect to the Company or a subsidiary as controlled by SmarTalk after the Closing or would give rise to the other party's right to terminate any Contract as a result of the transactions contemplated hereby; and the Company will use its best efforts to obtain any required consents prior to the Closing.

         4.19. Proprietary Rights. (a) The Company is the sole owner, free of any lien or encumbrance, of, or has a valid license, on commercially reasonable terms, to all U.S. registered trademarks as listed on Schedule 4.19(collectively, the "Proprietary Rights") (such Proprietary Rights owned by or licensed to the Company, collectively, the "Company Rights"); (ii) has taken, and will take, all actions which are necessary or advisable in order to protect the Company Rights, and to acquire Proprietary Rights, consistent with prudent commercial practices in the telecommunications industry; (iii) has valid and enforceable rights in the Company Rights; (iv) has received no demand, claim, notice or inquiry from any person or entity in respect of the Company Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge the validity of, or the rights of the Company in, any such Company Rights, and the Company knows of no basis for any such challenge; (v) is not in violation or infringement of, and has not, to its knowledge, been alleged to have violated or infringed, any Proprietary Rights of any other person or entity; (vi) has no knowledge of any person or entity infringing upon any

Company Rights; and (vii) except on an arm's length basis for value and other commercially reasonable terms, has not granted any license with respect to any Company Rights to any person or entity.

                  (b) Upon consummation of the transactions contemplated hereby:
(i) SmarTalk will possess and have adequate rights to all Company Rights; and
(ii) SmarTalk will own all right, title and interest in and to all Company Rights, and such right, title and interest will not be subject to any license, royalty arrangement or pending or threatened claim or dispute and will be valid and in full force and effect. Consummation of the transactions contemplated hereby will not result in: (i) Company Rights infringing upon any Proprietary Right of any other person or entity; or (ii) any Company Rights being infringed upon by any other person or entity.

                  (c) Schedule 4.19 contains a complete and accurate list of the Company Rights and all license and other agreements relating thereto.

         4.20. Change in Control Payments. Except as set forth on Schedule 4.20, the Company has no plans, programs, commitments, arrangements or Contracts to which it is a party, or to which it is subject, pursuant to which payments may be required or acceleration of benefits may be required upon change of control of the Company.

         4.21. Customer Relationships. Set forth on Schedule 4.21 hereto is a complete list of the Company's customer relationships which are: (i) material; or (ii) during the fiscal year ended December 31, 1997 accounted for more than $100,000 of revenues (the "Customer List"). The Company hereby represents and warrants that the Customer List includes all material terms of each such customer relationship. The Company's relationship with each such customer listed on the Customer List is: (i) in good standing; and (ii) not currently subject to any material dispute or disagreement. There exists no pending or threatened termination of any customer relationship described on the Customer List, or any re-bidding with respect thereto, as a result of the transactions contemplated herein or otherwise.

         4.22. Interests in Clients, Customers, Etc. Except as set forth on
Schedule 4.22, none of the Company's stockholders has any direct or indirect interest: (a) in, or as a director, officer or employee of, any entity which is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor or potential competitor of the Company; (b) in any property, asset or right which is owned or used by the Company in the conduct of its business; or (c) in any contractual relationship with the Company other than the employment of such stockholder as an employee of the Company.

         4.23. Brokers and Finders. (a) Except as set forth on Schedule 4.23, neither the Company nor any of the Company's stockholders has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses in connection with this Agreement, and no broker or finder has acted directly or indirectly for the Company or any such stockholder in connection with this Agreement or the transactions contemplated hereby and no investment banking, financial advisory or similar fees have been incurred or are or will be payable by the Company or any of the Company's stockholder in connection with this Agreement or the transactions contemplated hereby.

         4.24. Transferability of SmarTalk Common Stock. The Company has been advised by each stockholder that: (a) the shares of SmarTalk Common Stock that the stockholders shall become entitled to receive hereunder are being acquired for such stockholder's own account and not with a view towards distribution thereof within the meaning of the Securities Act;

                  (b) Such stockholder has had access to copies of SmarTalk's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, its Annual Report on Form 10-K for the year ended December 31, 1997 and its proxy statement for the 1998 annual meeting of shareholders, each as filed with the Commission, and has been given the opportunity to make such inquiries of SmarTalk's officers as each in his discretion has deemed appropriate in connection with the transactions contemplated by this Agreement;

                  (c) Such stockholder is a sophisticated investor with knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of prospective investment in the SmarTalk Common Stock;

                  (d) No such stockholder has been offered the SmarTalk Common Stock by any form of general advertising or general solicitation;

                  (e) Such stockholder is able to bear the economic risk and lack of liquidity inherent in holding the SmarTalk Common Stock; and

                  (f) Such stockholder understands that, until the shares of SmarTalk Common Stock received by such stockholders as part of the Merger Consideration become registered for purposes of the Securities Act, such shares of SmarTalk Common Stock will not have been so registered under the Securities Act, that they will be "restricted securities" as defined in Rule 144 promulgated under the Securities Act and, therefore, that such shares of SmarTalk Common Stock cannot be resold except in compliance with the Securities Act.

         4.25. No Representations or Warranties. The Company has been advised by each stockholder that, although it is intended by each party that the Merger will qualify as a "tax-free" reorganization within the meaning of Section 368(a) of the Code, there can be no assurance that, and none of the parties to this Agreement have made any representation, warranty or covenant that, the Merger, if consummated, will qualify for such treatment.

         4.26. No Representations or Warranties. The Company has been advised by each stockholder that, although it is intended by each party that the Merger will be accounted for on a pooling of interests basis, there can be no assurance that, and none of the parties to this Agreement have made any representation, warranty or covenant that, the Merger, if consummated, will qualify for pooling of interests treatment.

         4.27. Pooling. The Company represents that no event has occurred or is reasonably foreseeable (including any transaction contemplated by this Agreement) by the Company, as of the date hereof, that could alter accounting of the Merger on a pooling of interests basis.

                                    ARTICLE 5

             REPRESENTATIONS AND WARRANTIES OF SMARTALK AND ACQUIROR

         SmarTalk and Acquiror represent and warrant to the Company as follows:

         5.1. Organization of SmarTalk and Acquiror. Each of SmarTalk and Acquiror is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of SmarTalk and Acquiror has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted therein, and each such entity is qualified to do business and is in good standing in each jurisdiction (domestic, foreign or otherwise) in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary (except for jurisdictions in which such failure to be so qualified would not be reasonably likely to have a Material Adverse Effect on SmarTalk and its subsidiaries taken as a whole).

         5.2. Authority. (a) The execution, delivery and performance of this Agreement, the Registration Rights Agreement attached hereto and consummation of the transactions contemplated hereby by SmarTalk and Acquiror have been duly authorized by all requisite corporate action, and no other acts or other proceedings on the part of SmarTalk or Acquiror are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed by SmarTalk and Acquiror and (assuming the due authorization, execution and delivery hereof and thereof by the Company) constitutes the legal, valid and binding obligation of SmarTalk and Acquiror, enforceable against SmarTalk and Acquiror in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general, or by general principles of equity.

                  (b) Except as set forth in Schedule 5.2(b), neither the execution and delivery by SmarTalk or Acquiror of this Agreement nor the consummation of the transactions contemplated hereby, including the Registration Rights Agreement, nor compliance with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of SmarTalk; (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any encumbrance upon any of the properties of SmarTalk or result in being declared void, voidable, without further binding effect or subject to amendment or modification any of the terms, conditions or provision of, any note, bond, mortgage, indenture, deed of trust, any license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which SmarTalk, or any of its properties may be bound or affected; (iii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any court or governmental authority, federal, state or foreign, applicable to SmarTalk or any of its properties; or (iv) except for obtaining the consents, approvals, authorizations and permits of, and making filings or notifications to, the United States Department of Justice, Federal Trade Commission, Nasdaq

National Market and any governmental authority pursuant to the applicable requirements, if any, of state securities laws, laws relating to the ownership and issuance of securities and the change-in-control of companies and the rules and regulations promulgated thereunder, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any person or entity except as would not be reasonably likely to have a Material Adverse Effect on SmarTalk and its subsidiaries taken as a whole or on the ability of SmarTalk or Acquiror to consummate the transactions contemplated hereby.

         5.3. Capitalization. (a) As of December 31, 1997, the authorized, issued and outstanding capital stock of SmarTalk is as set forth in the Annual Report of SmarTalk on Form 10-K for the year ended December 31, 1997 (the "Form 10-K"). As of June 3, 1998, 22,601,203 shares of SmarTalk Common Stock were issued and outstanding. As of March 20, 1998, options and warrants to purchase an aggregate of approximately 3,297,775 shares of SmarTalk Common Stock were issued and outstanding. All of the outstanding shares of capital stock of SmarTalk have been duly authorized and are validly issued, fully paid and non-assessable and have not been issued in violation of the preemptive or similar rights of any shareholder of SmarTalk arising by operation of securities laws or the Articles of Incorporation or Bylaws of SmarTalk.

                  (b) The authorized capital stock of Acquiror consists solely of 1,000 shares of common stock, par value $0.01 (the "Acquiror Common Stock"), of which 100 are issued and outstanding. All outstanding shares of Acquiror Common Stock have been validly issued and are fully paid, non-assessable and are not subject to any preemptive rights.

         5.4. Commission Reports and Financial Statements. SmarTalk has furnished to the Company copies of SmarTalk's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, its Annual Report on Form 10-K for the year ended December 31, 1997 and its proxy statement for the 1998 annual meeting of shareholders (collectively, the "Commission Reports"), each as filed with the Commission. As of their respective dates, each Commission Report: (i) complied as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (ii) did not on the date of filing or the date as of which information is set forth therein, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements (including any related schedules and/or notes) included in the Commission Reports have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) throughout the periods involved and fairly present the financial position, results of operations and cash flows as of the dates and for the periods indicated therein.

         5.5. SmarTalk Common Stock. The issuance and delivery by SmarTalk of shares of SmarTalk Common Stock and this Agreement have been duly and validly authorized by all necessary corporate action on the part of SmarTalk. The shares of SmarTalk Common Stock to be issued in connection herewith, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and not subject to any preemptive rights.

         5.6. Brokers and Finders. Except as set forth on Schedule 5.6, SmarTalk has not employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses in connection with this Agreement and no broker or finder has acted directly or indirectly for SmarTalk in connection with this Agreement or the transactions contemplated hereby and no investment banking, financial advisory or similar fees have been incurred or are or will be payable by SmarTalk in connection with this Agreement or the transactions contemplated hereby.

         5.7. Operations of Acquiror. Acquiror has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities.

                                    ARTICLE 6

                                    COVENANTS

         6.1. Assets Complete. The assets of the Company as of the Closing will include all the equipment, inventory and other assets (including leased or licensed assets) being presently used in the conduct of or related to the businesses of the Company except those sold or otherwise consumed after the date hereof in the ordinary course of business.

         6.2. Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense except as expressly provided herein.

         6.3. Pooling. Neither SmarTalk nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes.

         6.4. Affiliate Letters. Prior to the Closing Date, the Company shall deliver to SmarTalk a list of names and addresses of those persons who were, in the Company's reasonable judgment, as of March 31, 1998, "affiliates" of the Company (each such person, an "Affiliate") within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall provide SmarTalk with such information and documents as SmarTalk shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to SmarTalk, prior to the Closing Date, from each of the Affiliates identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit A. SmarTalk shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any SmarTalk Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the SmarTalk Common Stock, consistent with the terms of such Affiliate Letters.

         6.5. Transition. The Company shall not take any action that is designed or intended to have the effect of discouraging any actual or potential lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

         6.6. Indemnification of Directors and Officers. SmarTalk agrees that all rights to indemnification or exculpation now existing in favor of the present and former directors, officers, employees and agents of the Company for actions taken in their capacities as directors and officers as provided in its charter document, bylaws, indemnification agreements or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six (6) years following the Effective Time; provided, however, that
(i) in the event that any claim is asserted or made within such six-year period, all rights to indemnification in respect of any such claim shall continue until final disposition of such claim and (ii) in no event shall SmarTalk be obligated to expend in any one year, in order to maintain or provide insurance coverage pursuant to this Subsection 6.6, any amount for a three-year period in excess of 105% of the amount of the annual premiums as of the date hereof by the Company for such insurance (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, SmarTalk shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for a premium equal to the Maximum Amount. SmarTalk further agrees that, during such six -year period (as tolled pursuant to clause (i) above), to the greatest extent permitted by applicable law, regulations and its organizational documents or bylaws as in effect as of the date hereof, it shall indemnify, defend and hold harmless individuals who were officers and directors of the Company as of the date hereof or immediately prior to the Effective Time for any claim or loss arising out of their actions or omissions while a director or officer, including any acts or omissions relating to this Agreement or the transactions contemplated hereby, and shall pay, as and when incurred, the expenses, including attorneys' fees, of such individuals in advance of the final resolution of any claim, provided such individuals shall first execute an undertaking acceptable to SmarTalk to return such advances in the event it is finally determined such indemnification is not allowed under applicable law; notwithstanding the foregoing provisions of this Section 6.6, however, no such director or officer shall be entitled to indemnification unless and until such officer or director shall have delivered to SmarTalk a complete and general release, in form and substance reasonably satisfactory to SmarTalk and its counsel, from each director and officer of the Company, of all claims against the Company for any matter or thing whenever arising.

                                    ARTICLE 7

                    CONDITIONS TO THE OBLIGATIONS OF SMARTALK

         The obligations of SmarTalk and Acquiror under this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by SmarTalk and Acquiror as provided herein:

         7.1. Representations and Warranties True. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and shall be deemed to have been made again at and as of the Closing and shall then also be true and correct.

         7.2. Performance of Obligations. Each of the obligations of the Company to be performed by it on or before the Closing pursuant to the terms hereof shall have been duly performed and complied with by the time of Closing.

         7.3. Consents. (a) All notices to, and consents, authorizations, approvals and waivers from, third parties required to consummate the transactions contemplated hereby (including all such notices, consents, authorizations, approvals and waivers as are necessary to effect the matters contemplated by Section 3.2) shall have been made and obtained; provided, however, that SmarTalk shall not be in breach of any agreement herein to obtain any such consent applicable to SmarTalk.

                  (b) Each of the parties to any contract under which the Merger would constitute or result in a default or acceleration of obligations, or where the Merger should terminate any contract or constitute a breach of the assignment provisions of such contract, shall have given such consent as may be necessary to permit the consummation of the Merger without constituting or resulting in a default, acceleration, termination or breach under such contract.

         7.4. Absence of Litigation, etc. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court of governmental or other regulatory or administrative agency or commission seeking an order, judgment or decree which, in the reasonable judgment of SmarTalk, would if issued restrain, prohibit or render unlawful the consummation of the transactions contemplated hereby, or any of them, or require rescission of this Agreement, or any of such transactions; no such action shall seek damages in a material amount by reason of the transactions contemplated hereby, or any of them; nor shall there be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as so provided. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any Governmental Authority.

         7.5. Adverse Changes. There shall not have occurred after the date hereof any change in or effect on the Company that could have a Material Adverse Effect on the Company.

         7.6. Termination of Employee Contracts. All employee contracts of the Company not expressly approved in writing by SmarTalk shall have been terminated without liability by reason of such termination to the Company, Acquiror or SmarTalk.

         7.7. Proceedings and Documents Satisfactory. SmarTalk shall have received such certificates, opinions, updated Schedules and other documents as it or its counsel may reasonably require in order to consummate the transactions contemplated hereby, all of which shall be in form and substance satisfactory to it and its counsel. All proceedings in connection with the purchase of the Company Shares set forth herein and all certificates and documents delivered to

SmarTalk pursuant to this Agreement shall be satisfactory in form and substance to SmarTalk and its counsel acting reasonably and in good faith.

         7.8. Delivery of Certain Documents. At the Closing, the Company shall have delivered to SmarTalk copies of the Certificate of Incorporation of the Company certified (not more than 10 days prior to the date of Closing) by the appropriate governmental authority of the state of Delaware.

         7.9. FIRPTA Certificate. The Company shall have furnished to SmarTalk a certification in accordance with Treasury Regulations Section 1.1445-2(b)(3) certifying that stock in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, substantially in the form attached hereto as Exhibit C.

         7.10. No Payment Outside of Ordinary Course. The Company shall have made no payments to any person or entity other than ordinary course payments with respect to the Company's normal, ongoing business obligations.

         7.11. No Appraisal Rights. No more than two percent (2%) of the outstanding Company Shares shall have dissenter's rights under the Corporation Law upon consummation of the transactions described herein in accordance with the terms of this Agreement.

         7.12. Non-Competition Agreement. Victor Grillo, Jr. shall have entered into a non-competition agreement with SmarTalk and the Acquiror in form and substance satisfactory to SmarTalk in its sole discretion.

         7.13. Nasdaq. The shares of SmarTalk Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market System, subject to official notice of issuance.

         7.14. Resignations. Company shall have delivered to SmarTalk the resignations of all of the officers and directors of Company.

         7.15. Regulatory Matters. All permits, authorizations, consents, orders or approvals of or declarations or filings with, and all expiration of waiting periods imposed by any governmental body, agency or official which are necessary for the consummation of the transactions contemplated hereby, shall have been filed, have occurred or have been obtained (all such permits, approvals, filings, and consents and the lapse of all such waiting periods being referred to as the "Regulatory Approvals") and all such Regulatory Approvals shall be in full force and effect; provided, however, that a Regulatory Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any state or federal government body, agency or official of any condition, requirement, restriction or change of regulation, or any other action directly or indirectly related to such grant taken by such governmental body, which would reasonably be expected to either: (i) have a Material Adverse Effect on the Company or SmarTalk; or (ii) prevent the parties from realizing in all material respects the economic benefits of the transactions contemplated by this Agreement that such parties currently anticipate receiving therefrom.

                                    ARTICLE 8

                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

         The obligations of the Company under this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by the Company as provided herein:

         8.1. Representations and Warranties True. The representations and warranties of SmarTalk and Acquiror contained in this Agreement shall be true and correct on the date hereof and shall be deemed to have been made again at and as of the Closing and shall then also be true and correct except for changes permitted or contemplated by this Agreement

         8.2. Performance of Obligations. Each of the obligations of SmarTalk and Acquiror to be performed by it on or before the Closing pursuant to the terms hereof shall have been duly performed and complied with by the time of Closing.

         8.3. Consents. (a) All notices to, and consents, authorizations, approvals and waivers from, third parties required to consummate the transactions contemplated hereby shall have been made and obtained; provided, however, that the Company shall not be in breach of any agreement herein to obtain any such consent applicable to the Company.

         8.4. Absence of Litigation, etc. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any Governmental Authority seeking an order, judgment or decree which, in the reasonable judgment of the Company, would if issued restrain, prohibit or render unlawful the consummation of the transactions contemplated hereby, or any of them, or require rescission of this Agreement, or any of such transactions; no such action shall seek damages in a material amount by reason of the transactions contemplated hereby, or any of them; nor shall there be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as so provided. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.

         8.5. Adverse Changes. There shall not have occurred after the date hereof any change in or effect on SmarTalk that could have a Material Adverse Effect on SmarTalk.

         8.6. Nasdaq. The shares of SmarTalk Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market.

         8.7. Registration Rights Agreement. SmarTalk and the Company's stockholders shall have executed the Registration Rights Agreement in substantially the form attached hereto as Exhibit B.

         8.8. Publication of Financial Statements. SmarTalk shall, upon request of the stockholders of the Company, cooperate in any underwritten public offering of the shares of common stock of SmarTalk received upon consummation of the Merger following the publication of financial statements representing at least 30 days of combined operations of the Company and SmarTalk.

         8.9 Proceedings and Documents Satisfactory. The Company shall have received such certificates, opinions, updated Schedules and other documents as it or its counsel may reasonably require in order to consummate the transactions contemplated hereby, all of which shall be in form and substance satisfactory to it and its counsel. All certificates and documents delivered to the Company pursuant to this Agreement shall be satisfactory in form and substance to the Company and its counsel acting reasonably and in good faith.

         8.10 Regulatory Matters. All permits, authorizations, consents, orders or approvals of or declarations or filings with, and all expiration of waiting periods imposed by any governmental body, agency or official which are necessary for the consummation of the transactions contemplated hereby, shall have been filed, have occurred or have been obtained (all such permits, approvals, filings, and consents and the lapse of all such waiting periods being referred to as the "Regulatory Approvals") and all such Regulatory Approvals shall be in full force and effect; provided, however, that a Regulatory Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any state or federal government body, agency or official of any condition, requirement, restriction or change of regulation, or any other action directly or indirectly related to such grant taken by such governmental body, which would reasonably be expected to either: (i) have a Material Adverse Effect on the Company or SmarTalk; or (ii) prevent the parties from realizing in all material respects the economic benefits of the transactions contemplated by this Agreement that such parties currently anticipate receiving therefrom.

                                    ARTICLE 9

                          CERTAIN ACTIVITIES AT CLOSING

         9.1. Delivery by the Company. In addition to the documents and activities mentioned above, at the Closing, the Company shall deliver to
SmarTalk:

                  (a) a certificate, dated the date of Closing, signed by the President of the Company, in his corporate capacity, stating that from the date hereof to the Closing: (i) no event shall have occurred or have been threatened which has or could have a Material Adverse Effect on the Company; (ii) there has been no change in the Certificate of Incorporation or Bylaws of the Company;
(iii) the representations and warranties of the Company contained in Article 4 of this Agreement were and are true and correct at the date of this Agreement and on the date of Closing and that the Company has performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing; and (iv) each of the conditions set forth in Article 8 has been satisfied or waived;

                  (b) a copy of all governmental approvals necessary to the purchase of Company Shares set forth herein;

                  (c) all other previously undelivered documents required to be delivered by the Company to SmarTalk at or prior to the Closing by the terms and provisions of this Agreement.

         9.2. Delivery by SmarTalk. In addition to the documents and activities mentioned above, at the Closing, SmarTalk shall deliver to the Company:

                  (a) a certificate, dated the date of Closing, signed by the Chief Executive Officer of SmarTalk, in his corporate capacity, stating that from the date hereof to the Closing: (i) no event shall have occurred or have been threatened which has or could have a Material Adverse Effect on SmarTalk;
(ii) there has been no change in the Certificate of Incorporation or Bylaws of SmarTalk; (iii) the representations and warranties of SmarTalk contained in
Article 5 of this Agreement were and are true and correct at the date of this Agreement and on the date of Closing and that SmarTalk has performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by SmarTalk prior to or at the Closing; and (iv) each of the conditions set forth in Article 7 has been satisfied or waived;

                  (b) all other previously undelivered documents required to be delivered by SmarTalk to the Company at or prior to the Closing by the terms and provisions of this Agreement.

                                   ARTICLE 10

                                  MISCELLANEOUS

         10.1. Expenses. All expenses of the preparation of this Agreement and of the purchase of the Company Shares set forth herein and any registration by SmarTalk thereof with the Commission, including, without limitation, counsel fees, accounting fees, investment advisor's fees and disbursements related to any of the foregoing, shall be borne by the respective parties incurring such expense, whether or not such transactions are consummated; provided, however, that the fees and expenses of any investment advisor of the Company, or any other financial advisor or person acting in a similar capacity, shall be negotiated and agreed upon post-closing.

         10.2. Schedules. All Schedules, Exhibits and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations. All items disclosed hereunder shall be deemed disclosed only in connection with the specific representation to which they are explicitly referenced.

         10.3. Headings. The descriptive headings of the several Articles and Sections of this Agreement and the Table of Contents are inserted for convenience only and do not constitute a part of this Agreement.

         10.4. Notices. Any notices or other communications required or permitted hereunder shall be given in writing and shall be delivered or sent by hand or by certified or registered mail, postage prepaid, addressed as follows:

                  If to SmarTalk, to:

                           SmarTalk TeleServices, Inc.
                           5080 Tuttle Crossing Blvd.
                           Dublin, Ohio 43017
                           Attention: Thaddeus Bereday
                           Facsimile: (614) 764-4801

                  Copy to:

                           Dewey Ballantine LLP
                           333 South Hope Street, Suite 3000
                           Los Angeles, California  90071
                           Attention: Robert M. Smith
                           Facsimile: (213) 625-0562

                  If to the Company, to:

                           Worldwide  Direct, Inc.
                           10 California Avenue
                           Framingham, Massachusetts  01701
                           Attention:  Victor Grillo, Jr.
                           Facsimile: (508) 271-9001

                  In each instance with a copy to:

                           Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                           Boston, Massachusetts  02111
                           Attn:  Neil H. Aronson, Esquire
                           Facsimile: (617) 542-2241

or to such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date on which so hand-delivered or on the third business day following the date on which so mailed; provided that any notice or communications changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

         10.5. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that SmarTalk may assign any or all of its rights, interests and obligations hereunder to a direct or indirect wholly-owned subsidiary of SmarTalk, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, and provided further that no assignment of this Agreement shall relieve the assignor of its obligations hereunder.

         10.6. Complete Agreement. This Agreement, including, without limitation, the Schedules and the Exhibits, contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein.

         10.7. Modifications, Amendments and Waivers. At any time prior to the Closing, to the extent permitted by law: (i) the parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Agreement; and (ii) any term or provision of this Agreement may be waived by the party which is entitled to the benefits thereof.

         10.8. Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         10.9. Governing Law. This Agreement shall be governed by the substantive laws of the State of California (without regard to such state's principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

         10.10. Press Releases. SmarTalk and the Company shall consult with each other in releasing information concerning this Agreement and the transactions contemplated hereby. Each of the parties to this Agreement shall furnish to others drafts of all releases prior to publication. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any information to any governmental body or agency.

         10.11. Time of Essence. Time is of the essence in the performance of this Agreement.

         10.12. Invalidity of Any Provisions. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each State and jurisdiction in which such enforcement is sought, and that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be deemed invalid or unenforceable in whole or in part, this Agreement shall be deemed amended to delete or modify, in whole or in part as necessary, the invalid or unenforceable provisions or portions thereof and to alter the remainder of this Agreement in order to render the same valid and enforceable; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

         10.13. Third Parties. Other than Section 6.6 hereof, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties hereto any legal or equitable rights or remedies under or by reason of this Agreement or any provision contained herein.

         10.14. Interpretation. As used in this Agreement: (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the term "subsidiary" of any specified corporation shall mean any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation; and (iii) the term "affiliate" shall mean, with reference to any person, the spouse, or any other member of the immediate family, of such person, any director or executive officer of such person, and any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person.

         10.15. Gender, etc. Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

                                      * * *

         IN WITNESS WHEREOF, SmarTalk, Acquiror and the Company have caused this Agreement to be executed by their duly authorized officers, respectively, as of the day and year first above written.



                                           SMARTALK TELESERVICES, INC.



                                           By    /s/ ERICH SPANGENBERG
                                                 ----------------------------
                                           Name:  Erich Spangenberg

                                           Title: CEO



                                           SMTK ACQUISITION CORP. IV



                                           By    /s/ ERICH SPANGENBERG
                                                 ----------------------------
                                           Name:  Erich Spangenberg

                                           Title: CEO



                                           WORLDWIDE DIRECT, INC.



                                           By    /s/ VICTOR GRILLO, JR.
                                                 ----------------------------
                                           Name:  Victor Grillo, Jr.

                                           Title: President

         IN WITNESS WHEREOF, the undersigned stockholders have executed this Agreement as of the day and year first above written solely with respect to Sections 2.3, 4.1, 4.2 and 4.4 of this Agreement.




                                           /s/ Victor Grillo, Jr.
                                           ----------------------------------
                                           VICTOR GRILLO, JR.

                                           /s/ Raymond Wysocki, Jr.
                                           ----------------------------------
                                           RAYMOND WYSOCKI, JR.

                                           /s/ Lloyd Lapidus
                                           ----------------------------------
                                           LLOYD LAPIDUS